UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2017
W. P. Carey Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-13779	45-4549771
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)
___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2017, W. P. Carey Inc. (the “Company”) announced that the Board of Directors appointed Ms. ToniAnn Sanzone as Chief Financial Officer of the Company, effective immediately. The Company previously announced on September 22, 2016 that Ms. Sanzone had been appointed interim Chief Financial Officer of the Company, effective October 14, 2016. Ms. Sanzone will continue to be covered by the same compensatory plans and arrangements as she had been prior to her appointment as Chief Financial Officer, including receipt of an annual base salary and participation in the Company’s annual bonus plan and Long-Term Incentive Plan for key managers. In recognition of her appointment as Chief Financial Officer, however, Ms. Sanzone will receive certain increases in her annual base salary and bonus opportunity, as well as additional grants of restricted stock units and performance stock units.

Ms. Sanzone, age 39, joined the Company in April 2013, serving as Corporate Controller until June 2015, when she became the Company’s Chief Accounting Officer. She served in this capacity until October 2016, when she took on the role of interim Chief Financial Officer. Prior to joining the Company, Ms. Sanzone worked from 2006 to 2013 at iStar Inc., a publicly-traded, fully integrated finance and investment company, where she served in various capacities, including as Corporate Controller. From 2004 to 2006, Ms. Sanzone served in various accounting and financial reporting roles at Bed Bath and Beyond, Inc., a publicly traded company. Ms. Sanzone also held various positions in the assurance and advisory services practice of Deloitte LLP from 1998 to 2004. Ms. Sanzone is a Certified Public Accountant licensed in the states of New York and New Jersey. She graduated magna cum laude with a B.S. in Accounting from Long Island University, C.W. Post (now LIU Post).

On February 1, 2017, the Company issued a press release announcing the appointment of Ms. Sanzone as Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by W. P. Carey Inc. on February 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date:	February 1, 2017	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director and Corporate Secretary